MICROPAC INDUSTRIES, INC. LAND PURCHASE

GARLAND, TX (AUGUST 31, 2017)

On August 30, 2017, Micropac Industries, Inc., (OTC Bulletin Board: MPAD) a Delaware corporation (the “Company”), purchased 9.2 acres of land in Garland, Texas. Micropac Industries, Inc. has been a long-standing business located in Garland, Texas for over 50 years and is located in three existing buildings. With the purchase of this tract of land, it is the intent of the Company to consolidate the three existing buildings into a new manufacturing center in the future.

Micropac’s Chairman and CEO, Mark King stated “We are very excited to complete this initial step to expand Micropac to the next level of excellence.” The future location will be approximately one mile from the Company’s existing location in Garland, Texas.

About Micropac Industries

Founded in 1963, Micropac Industries, Inc. is a diversified, high technology company located in Garland, Texas, specializing in high reliability microelectronics and optoelectronic components/assemblies. Micropac develops and manufactures complete custom designs and standard products being used throughout the world in a wide variety of military/aerospace, space, medical and industrial applications. Visit www.micropac.com for more information.